Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! ANNOUNCES CLOSING

OF $2.28 BILLION OF NEW TERM LOANS

Englewood, CO (July 17, 2017) WideOpenWest, Inc. — (“WOW!” or the “Company”) (NYSE: WOW) announced today that WideOpenWest Finance, LLC (“WOW! Finance”), a subsidiary of the Company, has entered into the eighth amendment to its credit agreement whereby (i) WOW! Finance borrowed new term B loans in an aggregate principal amount of $230,487,500, for a total outstanding term B loan principal amount of $2.28 billion and (ii) the revolving credit commitments were increased by an aggregate principal amount of $100,000,000. JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. acted as lead arrangers and joint bookrunners. The new term B loans will mature in August 2023 and bear interest, at WOW! Finance’s option, at a rate equal to ABR plus 2.00% or LIBOR plus 3.25%.

The Company used the proceeds of the new term B loans, along with borrowings under its revolving credit facility and cash on hand, to refinance the Company’s existing term B loans, to redeem all of WOW! Finance’s outstanding 10.250% Senior Notes due 2019 (the “Senior Notes”) and to pay certain fees and expenses (collectively, the “Debt Refinancing”).  In connection with the Debt Refinancing, the Company satisfied and discharged the indenture governing the Senior Notes.  The Company expects that its annual interest costs will be reduced by an amount in excess of $60 million as a result of the combined impact of (i) the deleveraging from the closing of its previously announced initial public offering and (ii) the Debt Refinancing.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S. WOW!’s operating philosophy is to deliver a customer and employee experience that lives up to its name. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expected cost savings from the Debt Refinancing. These statements are not historical facts but rather are based on the Company’s current expectations regarding the cost savings from the Debt Refinancing. Words such as “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “expects,” “intends,” “plans,” “believes,” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.